CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kore Nutrition, Inc.

We consent to incorporation by reference, in the Registration Statement of Kore Nutrition, Inc., Form S-1 to be filed with the Commission on or about August 25, 2008, of our report dated June 26, 2008 covering the financial statements of Kore Nutrition, Inc. as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from October 13, 2006 (Inception) through December 31, 2006.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

LBB & ASSOCIATES LTD., LLP

August 25, 2008